Exhibit 10.1

Asset Exchange Agreement

by and between

Arrow River Energy, L.P.

and

The Exploration Company of Delaware, Inc.

dated

FEBRUARY 11, 2005

ARTICLE ONE DEFINITIONS

1.1	Defined Terms	1

ARTICLE TWO EXCHANGE OF THE PROPERTIES

2.1	Exchange of the Properties	9
2.2	Closing	9
2.3	Production, Proceeds, Expenses and Taxes	11

ARTICLE THREE REPRESENTATIONS AND WARRANTIES OF TXCO

3.1	Organization and Standing	13
3.2	Authority	13
3.3	Validity of Agreement	13
3.4	No Violation	13
3.5	Litigation	13
3.6	Environmental Liabilities and Requirements	14
3.7	Affiliate Transactions	14
3.8	Compliance with Laws and Permits	14
3.9	Material Contracts; Status of Contracts	14
3.10	Tax Matters	14
3.11	Current Commitments	14
3.12	Foreign Person	15
3.13	Hedging	15
3.14	Royalties; Bonuses; Delay Rentals	15
3.15	Imbalances	15
3.16	Drilling Obligations	15
3.17	Non-Consent Operations	15
3.18	Seismic Data; Permits	15
3.19	Oil and Gas Operations	16
3.20	Investment	16
3.21	Knowledgeable	16
3.22	Reliance; Independent Investigation	16
3.23	No Liens	16

ARTICLE FOUR REPRESENTATIONS AND WARRANTIES OF ARROW RIVER

4.1	Organization and Standing	17
4.2	Authority	17
4.3	Validity of Agreement	17
4.4	No Violation	17
4.5	Litigation	17
4.6	Environmental Liabilities and Requirements	18
4.7	Affiliate Transactions	18
4.8	Compliance with Laws and Permits	18
4.9	Material Contracts; Status of Contracts	18
4.10	Tax Matters	18
4.11	Current Commitments	19
4.12	Foreign Person	19
4.13	Hedging	19
4.14	Royalties; Bonuses; Delay Rentals	19
4.15	Imbalances	19
4.16	Drilling Obligations	19
4.17	Non-Consent Operations	19
4.18	Seismic Data; Permits	20
4.19	Oil and Gas Operations	20
4.20	Investment	20
4.21	Knowledgeable	20
4.22	Reliance; Independent Investigation	20
4.23	No Liens	20

ARTICLE FIVE AGREEMENTS OF THE PARTIES

5.1	Announcements	21
5.2	Confidentiality	21
5.3	Further Assurances and Cooperation	23
5.4	Cooperation and Exchange of Information	23
5.5	Deceptive Trade Practices Act	23

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5.6	Arrow River Facilities	23
5.7	Amended and Restated Comanche Ranch Deep Rights JOA	24
5.8	Amended and Restated Pena Creek JOA	24
5.9	Southern Ranches Prospect JOA	24

ARTICLE SIX SURVIVAL OF WARRANTIES; INDEMNIFICATION

6.1	Survival of Representations and Warranties	24
6.2	Indemnification	24
6.3	Limitations on Liability; Limitations on Damages	26
6.4	Notice of Claims	26
6.5	Defense of Claims	27
6.6	Disclosure Schedule	27
6.7	Express Negligence; Conspicuousness	28
6.8	Exclusive Remedy	28

ARTICLE SEVEN MISCELLANEOUS

7.1	Notices	28
7.2	Modification	29
7.3	Governing Law	29
7.4	Assignment	29
7.5	Counterparts	29
7.6	Invalidity	30
7.7	Entire Agreement and Construction	30
7.8	Expenses	30
7.9	Waivers and Amendments	30
7.10	Section Headings	30
7.11	Third-Party Beneficiaries	30

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LIST OF SCHEDULES AND EXHIBITS TO BE ATTACHED TO THIS AGREEMENT

Exhibit A	Arrow River Oil and Gas Interests
Exhibit B	Cage Ranch Excluded Wells; Cage Ranch Excluded Units
Exhibit B-8	Cage Ranch 118H Unit
Exhibit B-9	Cage Ranch "A" Unit
Exhibit B-10	Cage Mineral Ltd. 1-26
Exhibit B-11	Cage Ranch "D" Unit 1-63H
Exhibit C	TXCO Oil and Gas Interests
Exhibit D	Maverick-Dimmit Pipeline

Schedule 1.1(a)	Amended and Restated Comanche Ranch Deep Rights JOA
Schedule 1.1(b)	Amended and Restated Pena Creek JOA
Schedule 1.1(c)	Arrow River Assignment
Schedule 1.1(d)	CMR Assignment
Schedule 1.1(e)	Comanche Ranch Shallow Rights JOA
Schedule 1.1(f)	Southern Ranches Prospect JOA
Schedule 1.1(g)	TXCO Assignment
Schedule 2.2(b)	TXCO Non-Foreign Status Affidavit
Schedule 2.2(c)	Arrow River Non-Foreign Status Affidavit
Schedule 3.4	TXCO No Violations
Schedule 3.5	TXCO Litigation
Schedule 3.7	TXCO Affiliate Transactions
Schedule 3.9	TXCO Contracts
Schedule 3.11	TXCO Current Commitments
Schedule 3.16	TXCO Drilling Obligations
Schedule 3.18	TXCO Seismic Data
Schedule 4.4	Arrow River No Violations
Schedule 4.5	Arrow River Litigation
Schedule 4.7	Arrow River Affiliate Transactions
Schedule 4.11	Arrow River Current Commitments
Schedule 4.16	Arrow River Drilling Obligations
Schedule 4.18	Arrow River Seismic Data

Note:	Only Schedule 1.1(c) is included with the filing of this agreement. Other schedules and exhibits will be provided to the Securities and Exchange Commission upon request.

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ASSET EXCHANGE AGREEMENT

     THIS ASSET EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of this 11th day of February, 2005, by and between Arrow River Energy, L.P., a Texas limited partnership ("Arrow River"), and The Exploration Company of Delaware, Inc., a Delaware corporation ("TXCO"). Arrow River or TXCO may be periodically referred to herein as a "Party," and Arrow River and TXCO may be periodically referred to herein as the "Parties."

WHEREAS, Arrow River owns the Arrow River Properties and TXCO owns the TXCO Properties; and

     WHEREAS, Arrow River desires to exchange the Arrow River Properties for the TXCO Properties and TXCO desires to exchange the TXCO Properties for the Arrow River Properties, all on the terms set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants herein contained, the Parties have agreed as follows:

ARTICLE ONE DEFINITIONS
1.1 Defined Terms. The following capitalized terms have the following assigned meanings throughout this Agreement:

"Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

"Amended and Restated Comanche Ranch Deep Rights JOA" means an operating agreement in the form of Schedule 1.1(a) attached hereto.
"Amended and Restated Peña Creek JOA" means an operating agreement in the form of Schedule 1.1(b) attached hereto.
"Applicable Time" means the Official United States of America time for the Central Time Zone as calculated by the National Institute of Standards and Technology and the U.S. Naval Observatory.
"Arrow River" is defined in the Preamble.
"Arrow River Assignment" means the Assignment from Arrow River to TXCO, which shall be substantially in the form attached hereto as Schedule 1.1(c).
"Arrow River Confidential Information" is defined in Section 5.2(c).
"Arrow River Derivative Information" is defined in Section 5.2(c).

"Arrow River Facilities" means the pipelines, surface equipment and other central facilities owned by Arrow River that are used for the purpose of transporting, treating and/or processing gas production from any two (2) or more of the Cage Ranch Excluded Wells and that are not used exclusively in connection with a single Cage Ranch Excluded Well.

"Arrow River Group" is defined in Section 5.2(b).

"Arrow River Indemnified Parties" means Arrow River, its Affiliates, and its directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, and to the extent permitted hereunder successors, transferees and assignees.

"Arrow River Information and Data" means all (1) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with and reports to regulatory agencies, other documents and instruments that relate specifically to the Arrow River Oil and Gas Interests; (2) computer databases that are owned by or licensed to Arrow River that relate specifically to the Arrow River Oil and Gas Interests; and (3) all other books, records, files and magnetic tapes containing financial, title or other information that relate to the Arrow River Oil and Gas Interests.

"Arrow River Oil and Gas Interests" means all of the oil and gas leasehold interests described in Exhibit A attached hereto, to the extent, and only to the extent, that the lands covered thereby are NOT included within the Cage Ranch Excluded Units.

"Arrow River Properties" means the Arrow River Oil and Gas Interests, the Arrow River Information and Data and the Arrow River Proprietary Data.

"Arrow River Proprietary Data" means all proprietary data owned by Arrow River relating to the Arrow River Oil and Gas Interests which shall include, without limitation, (a) all privileged or confidential data, (b) all seismic data and information and licenses thereto, (c) all interpretive geological and geophysical information which may reveal the methods used by Arrow River in interpreting geological and geophysical information, economic analysis, and any information or other similar proprietary data which might reveal Arrow River's economic guidelines or other methods or systems by which Arrow River conducts its economic analysis, and (d) any similar proprietary data.

"Business Day" means each calendar day consisting of twenty-four (24) hours from midnight to midnight, except each such day when federally chartered banks are required to be closed.
"Cage Ranch Excluded Wells" means those wells located on the Cage Ranch described in Exhibit B attached hereto that are owned by Arrow River and not included within the Arrow River Properties.
"Cage Ranch Excluded Units" means the production and/or pooled units for the Cage Ranch Excluded Wells described in Exhibit B attached hereto.

"Cage Ranch Excluded Wells JOA" means that certain Amended and Restated Operating Agreement dated February 1, 2005, among CMR, as Operator, and Arrow River and Doughtie, as non-operators, as amended from time to time.

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"Chemical Substances" means any chemical substances, including, but not limited to, any sort of pollutants, contaminants, chemicals, raw materials, intermediates, products, industrial, solid, toxic materials or Hazardous Materials, wastes, petroleum products (including crude oil or any component thereof), salt water, brine, asbestos, or Naturally Occurring Radioactive Materials ("NORM").

"Claims" means any and all direct or indirect demands, claims, notices of violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, payments, charges, judgments, assessments, liabilities, damages, deficiencies, penalties, fines, obligations, responsibilities, costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not asserted prior to the date hereof, and whether in law or in equity, tort, contract or statutory, known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including, without limitation, (a) penalties and interest on any amount payable to a third party as a result of the foregoing, (b) any legal or other expenses reasonably incurred in connection with investigating or defending any claim, demand or legal proceeding, whether or not resulting in any liability, and (c) all amounts paid in settlement of claims, demands, or legal proceedings.

"Claim Notice" is defined in Section 6.4.

"Closing" means the consummation of the transactions described in this Agreement, by transfer of the Arrow River Properties from Arrow River to TXCO, the transfer of the TXCO Properties from TXCO to Arrow River, and completion of all matters ancillary thereto as provided in this Agreement.

"Closing Date" is defined in Section 2.2(a).
"CMR" means CMR Energy, L.P., a Texas limited partnership.
"CMR Assignment" means the Assignment and Bill of Sale from TXCO to CMR, which shall be substantially in the form attached hereto as Schedule 1.1(d).
"Code" means the Internal Revenue Code of 1986, as amended, along with the related treasury regulations.
"Comanche Ranch Shallow Rights JOA" means an operating agreement in the form of Schedule 1.1(e) attached hereto.

"Damages" means causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, and excluding, specifically, punitive, treble, exemplary, special, indirect, consequential, remote or speculative damages of either Arrow River or TXCO.

"Disclosure Schedules" means the schedules, attachments and exhibits attached to this Agreement.
"Doughtie" means Doughtie Exploration Company, a Texas corporation.
"DTPA" is defined in Section 5.5.
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"Effective Time" means 7:00 a.m., Applicable Time, on February 1, 2005.
"Encumbrance" means any charge, claim, interest, condition, lien, option, pledge, security interest, right of first refusal, or restriction of any kind.

"Environmental Claim" means any and all claims, demands, losses, liabilities (including, without limitation, STRICT LIABILITIES), judgments, settlements, suits, causes of action or proceedings for the personal injury, disease or death of any person (including, without limitation, directors, officers, employees, agents and representatives), damage to, loss or destruction of any of the Arrow River Properties, the TXCO Properties, or other personal property and assets, real or personal, damage to the environment, or damage to natural resources, whether arising by statutory authority or made, asserted or prosecuted by or on behalf of any Third Party (whether based on any theory of tort including, but not limited to, negligent acts or omissions, contract, statutory liability, or strict liability without fault or otherwise) which arise or are alleged to arise under or relate to any Environmental Law. Environmental Claim includes any damages, settlement amounts, fines and penalties assessed or costs of complying with any orders or decrees of courts, administrative tribunals or other governmental entities (other than those compliance costs related to Environmental Cleanup Liability) associated with resolving such claims, demands, liabilities (including, without limitation, STRICT LIABILITIES), actions, suits or proceedings and any costs, expenses and fees, including, without limitation, reasonable attorneys', consultants', experts' and engineers' fees and costs, incurred in the investigation, defense and resolution of such claims, demands, liabilities (including, without limitation, STRICT LIABILITIES), actions, suits and proceedings.

"Environmental Cleanup Liability" means the Lowest Cost Response currently required to be incurred in order to comply with the provisions of any Environmental Law in effect on the date of this Agreement or the provisions of any order or decree in effect on the date of this Agreement of any court or administrative or regulatory tribunal or agency enforcing any Environmental Law, to contain, remove, remediate, respond to, clean up, or abate any release of Chemical Substances or other contamination or pollution of the air, surface water, groundwater, land surface or subsurface strata related to the operation, use, possession, maintenance, ownership or abandonment of the Arrow River Properties or the TXCO Properties, as applicable, whether such release, contamination or pollution is located on, within, under or above real property included in such assets ("on site") or is located off site, including, but not limited to, any release of Chemical Substances or other contamination or pollution arising out of or resulting from the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, or on site or off site use, treatment, handling, storage, disposal, or transportation of any Chemical Substances. Environmental Cleanup Liability includes, without limitation, any judgments, damages, settlements, costs or expenses (including, without limitation, attorneys', consultants' and experts' fees and expenses) incurred with respect to (a) any investigation, study, assessment, legal representation, cost recovery by a governmental agency or Third Party, or monitoring or testing in connection therewith, (b) the Arrow River Properties or the TXCO Properties as a result of actions or measures necessary to implement or effectuate any such containment, removal, investigation, remediation, response, cleanup or abatement, and (c) the resolution of such liabilities.

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"Environmental Laws" means all statutes, rules, regulations, controlling judicial decisions or legal requirements relating to health or the protection of the environment, including, without limitation, those pertaining to the protection, preservation or regulation of endangered species, wetlands or other protected lands, and those regulating emission, releases or discharges of Chemical Substances, the pollution, protection or cleanup of the environment or damage to removal or remediation (including, without limitation, the sampling, testing and other investigation relating to any Environmental Claim that leads to Environmental Cleanup Liability) of real property and natural resources (including, but not limited to, ambient air, surface water, groundwater, and land surface or subsurface strata) including, without limitation, legal requirements contained in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended ("CERCLA"); the Resources Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., as amended ("RCRA"); the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499, as amended ("SARA"); the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., as amended; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq., as amended ("NEPA"); and the Safe Drinking Water Act, 42 U.S.C. § 300 j-l, et seq., as amended; and/or any other federal, state or local laws, statutes, ordinances, rules, regulations or orders (including decisions of any court or administrative body) relating to emissions, release or discharges of Chemical Substances, the pollution, protection or cleanup of the environment as specified above. "Environmental Laws" shall also mean the Toxic Substance Control Act, 25 U.S.C. § 1502, et seq., as amended ("TSCA") and/or any other federal, state (including, without limitation, laws with respect to trespass, nuisance and other torts or similar legal theories which may be applied to establish liability or responsibility for Environmental Cleanup Liability or Environmental Claims) or local laws, statutes, ordinances, rules, regulations or orders (including decisions of any court or administrative body) relating to the following (solely as they pertain to the pollution, protection or cleanup of the environment or environmental damage to or remediation of environmental damage to real property and natural resources including, but not limited to, ambient air, surface water, groundwater, and land surface or subsurface strata): (i) release, containment, management, use, storage, disposal, removal, remediation, response, cleanup or abatement of any sort of Chemical Substances, including, without limitation, asbestos, asbestos-containing materials and/or polychlorinated biphenyls; (ii) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, disposal or transportation of any Chemical Substances; (iii) exposure of persons, including employees of the parties hereto, to any Chemical Substances and other occupational safety or health matters; or (iv) the physical structure or condition of a building, facility, fixture or other structure.

"Flournoy" means Flournoy Family Properties, Ltd., a Texas limited partnership.
"Governmental Authority" shall mean any court, tribunal or federal, state or local (including, without limitation, tribal) commission, board, bureau or agency.
"Hazardous Materials" means any substance now or hereafter defined as a "Hazardous Substance" or a "Hazardous Waste" under CERCLA or RCRA.

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"Hydrocarbons" means all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description.

"Indemnity Claim Notice" is defined in Section 6.4.

"Law" shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, award, ruling, writ, injunction, judgment, decision, determination, decree or other official act of or by any Governmental Authority.

"Lien" means any Encumbrance, mortgage, lien, pledge, charge, security interest, claim, easement, right, agreement, instrument, obligation, burden or defect.
"LLOG" means LLOG Texas Exploration, L.P., a Texas limited partnership

"Lowest Cost Response" means a response to an Environmental Cleanup Liability that is reasonably expected to provide the lowest cost necessary for the reporting, investigation, monitoring, removal, cleanup, remediation, restoration or correction of such condition, to bring such condition into compliance with Environmental Laws in effect at the time of such response to the reasonable satisfaction of any Governmental Authorities with jurisdiction.

"Net Profits Interest" means the net profits interest reserved by Arrow River in the Arrow River Assignment.

"Organizational Documents" means, with respect to an entity, the certificate of incorporation, charter, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement or other similar organizational document or instrument governing such entity.

"Original Arrow River Properties JOA" means, collectively, those two certain Operating Agreements dated effective April 25, 2002, (1) among Saxet (predecessor to CMR), as Operator, and Flournoy, as non-operator, and (2) among Saxet (predecessor to CMR), as Operator, and LLOG and Doughtie, as non-operators, as amended from time to time.

"Original Comanche Ranch Deep Rights JOA" means that certain Operating Agreement dated effective February 1, 2001, among Saxet (predecessor to CMR), as Operator, and TXCO, Doughtie, Brian E. O'Brien, Tom Brown, Inc., and Flournoy, as non-operators, as amended from time to time.

"Original Peña Creek JOA" means that certain Operating Agreement dated effective September 1, 2002, among Saxet (predecessor to CMR), and TXCO, as Operators, and LLOG, Doughtie, and Flournoy, as non-operators, as amended from time to time.

"Party" or "Parties" is defined in the Preamble.

"Person" means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, business, Governmental Authority or other entity.

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"Preamble" shall mean the introductory paragraph of this Agreement.
"Saxet" means Saxet Energy, Ltd., a Texas limited partnership.
"Southern Ranches Prospect JOA" means an operating agreement in the form of Schedule 1.1(f) attached hereto.

"Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including but not limited to, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, property or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto imposed by any federal, state, local or foreign Governmental Authority.

"Third Party" means any Person other than Arrow River or TXCO, or any of their Affiliates.
"Third Party Claim" means any Claim that is initiated by a Third Party.

"Transaction Documents" means this Agreement, the Arrow River Assignment, the CMR Assignment, the TXCO Assignment the Arrow River Disclosure Schedules, the TXCO Disclosure Schedules, all other agreements, instruments, and assignments among the Parties executed and delivered in connection with the transactions described in any of the foregoing agreements and instruments, and all exhibits and attachments to such agreements and instruments.

"TXCO" is defined in the Preamble.
"TXCO Assignment" means the Assignment and Bill of Sale from TXCO to Arrow River, which shall be substantially in the form attached hereto as Schedule 1.1(g).
"TXCO Confidential Information" is defined in Section 5.2(b).
"TXCO Contracts" means the contracts, agreements and commitments described on Schedule 3.9 attached hereto.
"TXCO Derivative Information" is defined in Section 5.2(b).

"TXCO Equipment" means all equipment, fixtures, physical facilities or interests therein (including, but not limited to, gathering lines, pipelines, platforms and gas plants) of every type and description to the extent that the same are used or held for use in connection with the exploration, production or development of the TXCO Oil and Gas Interests, but expressly excluding that certain pipeline system commonly known as the "Maverick-Dimmit Pipeline" owned by Maverick-Dimmit Pipeline, Ltd. ("Maverick-Dimmit"), and described as follows: an approximately 69-mile natural gas pipeline system and appurtenant easements, rights-of-way, fixtures, equipment, meters and compressors, situated in Maverick and Dimmit Counties, Texas, as shown on Exhibit D attached hereto and as more particularly described in that certain Conveyance, Assignment and Bill of Sale dated effective June 1, 2002, from Aquila Southwest Pipeline Corporation, as "Assignor," to Maverick-Dimmit, as "Assignee," recorded in Book 679, Pages 486 through 495 of the Official Public Record of Maverick County, Texas.

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"TXCO Group" is defined in Section 5.2(b).
"TXCO Hydrocarbons" means all Hydrocarbons produced from the TXCO Oil and Gas Interests and either (a) in storage tanks as of the Effective Time or (b) sold on or after the Effective Time.

"TXCO Indemnified Parties" means TXCO, its Affiliates, and its directors, stockholders, managers, officers, partners, employees, agents, consultants, attorneys, representatives, and to the extent permitted hereunder successors, transferees and assignees.

"TXCO Information and Data" mean all (1) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with and reports to regulatory agencies, other documents and instruments that relate specifically to the TXCO Properties; (2) computer databases that are owned by or licensed to TXCO that relate specifically to the TXCO Oil and Gas Interests; and (3) all other books, records, files and magnetic tapes containing financial, title or other information that relate to the TXCO Oil and Gas Interests.

"TXCO Oil and Gas Interests" means all of the oil and gas leasehold interests described on Exhibit C attached hereto.

"TXCO Payment Rights" means all (a) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) attributable to the TXCO Oil and Gas Interests or the Hydrocarbons produced therefrom with respect to any period of time on or after the Effective Time; and (b) liens and security interests in favor of TXCO, whether choate or inchoate, under any law, rule or regulation or under any of the TXCO Contracts (i) arising from the ownership, operation or sale or other disposition on or after the Effective Time of any of the TXCO Oil and Gas Interests or the Hydrocarbons produced therefrom or (ii) arising in favor of TXCO as the operator of the TXCO Oil and Gas Interests.

"TXCO Permits" means all franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the TXCO Oil and Gas Interests or the ownership or operation of any thereof.

"TXCO Properties" means the TXCO Oil and Gas Interests, TXCO Contracts, TXCO Hydrocarbons, TXCO Payment Rights and TXCO Related Assets.

"TXCO Proprietary Data" means all proprietary data owned by TXCO relating to the TXCO Oil and Gas Interests which shall include, without limitation, (a) all privileged or confidential data, (b) all seismic data and information and licenses thereto, (c) all interpretive geological and geophysical information which may reveal the methods used by TXCO in interpreting geological and geophysical information, economic analysis, and any information or other similar proprietary data which might reveal TXCO's economic guidelines or other methods or systems by which TXCO conducts its economic analysis, and (d) any similar proprietary data.

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"TXCO Related Assets" means all realty and personalty related to, used in connection with or held for use in connection with, the TXCO Oil and Gas Interests, including, without limitation, the TXCO Wells, the TXCO Equipment, the TXCO Surface Contracts, the TXCO Information and Data, the TXCO Permits and the TXCO Proprietary Data.

"TXCO Surface Contracts" means all leases, easements, privileges, right-of-way, agreements, licenses or other agreements relating strictly to the use or ownership of surface and sub-surface properties and structures that are used or held for use in connection with the exploration, production or development of the TXCO Oil and Gas Interests.

"TXCO Wells" means all oil, condensate or natural gas wells, water source wells, and water and other types of injection wells either located on the TXCO Oil and Gas Interests or used or held for use in connection with the TXCO Oil and Gas Interests under a TXCO Surface Contract, whether producing, operating, shut-in or temporarily abandoned.

"USD" means United States Dollars, the official currency of the United States of America.

ARTICLE TWO EXCHANGE OF THE PROPERTIES
2.1 Exchange of the Properties.

     (a)     On the Closing Date and upon the terms and subject to the conditions set forth herein, and effective as of the Effective Time, (i) subject to the reservation by Arrow River of the Net Profits Interest in the Arrow River Assignment, Arrow River agrees to transfer, assign, and deliver to TXCO, the Arrow River Properties, and TXCO agrees to accept and assume from Arrow River, the Arrow River Properties, and (ii) TXCO agrees to transfer, assign, and deliver to Arrow River, an undivided ninety-eight percent (98%) interest in and to the TXCO Properties, and Arrow River agrees to accept and assume from TXCO, such undivided ninety-eight percent (98%) interest in and to the TXCO Properties.

     (b)      On the Closing Date and upon the terms and subject to the conditions set forth herein, and effective as of the Effective Time, (i) CMR agrees to execute the Southern Ranches Prospect JOA and the Amended and Restated Pena Creek JOA, pursuant to which TXCO will be designated as operator thereunder, (ii) TXCO agrees to transfer, assign, and deliver to CMR, an undivided two percent (2%) interest in and to the TXCO Properties, and CMR agrees to accept and assume from TXCO, such undivided two percent (2%) interest in and to the TXCO Properties and (iii) TXCO agrees to execute the Comanche Ranch Shallow Rights JOA and the Amended and Restated Comanche Ranch Deep Rights JOA, pursuant to which CMR will be designated as operator thereunder.

2.2 Closing.
(a) Closing shall occur at the offices of Locke Liddell & Sapp LLP, 600 Travis Street, Suite 3400, Houston, Texas 77002, at 10:00 a.m., on February 11, 2005 (the "Closing Date").
(b) At Closing, Arrow River shall deliver, or cause to be delivered, as applicable:
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     (i)     To TXCO, five (5) counterpart originals of the Arrow River Assignment, executed and acknowledged by Arrow River, pursuant to which Arrow River assigns to TXCO, the Arrow River Properties and reserves the Net Profits Interest;

(ii) To TXCO, three (3) counterpart originals of the Southern Ranches Prospect JOA and three (3) counterpart originals of a memorandum thereof, executed by CMR;
(iii) To TXCO, three (3) counterpart originals of the Amended and Restated Pena Creek JOA and three (3) counterpart originals of a memorandum thereof, executed by Arrow River and CMR;
(iv) To TXCO, three (3) counterpart originals of the Comanche Ranch Shallow Rights JOA and three (3) counterpart originals of a memorandum thereof, executed by Arrow River and CMR;
(v) To TXCO, three (3) counterpart originals of the Amended and Restated Comanche Ranch Deep Rights JOA and three (3) counterpart originals of a memorandum thereof, executed by CMR;
(vi) To TXCO, a certificate, as to Arrow River's non-foreign status as set forth in Treasury Regulation 1.1445-2(b), in the form of Schedule 2.2(b), executed by Arrow River;

     (vii)     To TXCO, certificates, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the general partner of Arrow River, certifying as to (A) the completeness and correctness of attached copies of Arrow River's Organizational Documents, (B) resolutions of the board of directors and stockholders of the general partner of Arrow River and/or such other authorizations as may be required pursuant to Arrow River's Organizational Documents, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) the incumbency and signatures of the officers of the general partner of Arrow River who executed or who will be executing, as the case may be, this Agreement and any other certificate or document delivered in connection herewith;

     (vii)     To TXCO, certificates, dated as of a date not more than ten (10) days prior to the Closing Date, duly issued by the appropriate governmental authorities in the State of Texas, showing that Arrow River is validly existing, in good standing and authorized to do business in the State of Texas;

(ix) To TXCO, copies of the Arrow River Information and Data and the Arrow River Proprietary Data; and

     (x)     To TXCO, such other documents, instruments, agreements and certificates as TXCO may reasonably request in connection with the consummation of the transactions contemplated by this Agreement on the terms set forth herein.

(c) At Closing, TXCO shall deliver, or cause to be delivered, as applicable:

     (i)     To Arrow River, five (5) counterpart originals of the TXCO Assignment, executed and acknowledged by TXCO, pursuant to which TXCO assigns to Arrow River, an undivided ninety-eight percent (98%) interest in and to the TXCO Properties;

     (ii)     To CMR, five (5) counterpart originals of the CMR Assignment, executed and acknowledged by TXCO, pursuant to which TXCO assigns to CMR, an undivided two percent (2%) interest in and to the TXCO Properties;

(iii) To Arrow River, three (3) counterpart originals of the Southern Ranches Prospect JOA and three (3) counterpart originals of a memorandum thereof, executed by TXCO;
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(iv) To Arrow River, three (3) counterpart originals of the Amended and Restated Pena Creek JOA and three (3) counterpart originals of a memorandum thereof, executed by TXCO;
(v) To Arrow River, three (3) counterpart originals of the Comanche Ranch Shallow Rights JOA and three (3) counterpart originals of a memorandum thereof, executed by TXCO;
(vi) To Arrow River, three (3) counterpart originals of the Amended and Restated Comanche Ranch Deep Rights JOA and three (3) counterpart originals of a memorandum thereof, executed by TXCO;
(vii) To Arrow River, a certificate, as to TXCO's non-foreign status as set forth in Treasury Regulation 1.1445-2(b), in the form of Schedule 2.2(c), executed by TXCO;

     (viii)     To Arrow River, certificates, dated the Closing Date and signed by the Secretary or an Assistant Secretary of TXCO, certifying as to (A) the completeness and correctness of attached copies of TXCO's certificate of incorporation and bylaws (including amendments thereto), (B) resolutions of the board of directors and stockholders of TXCO and/or such other authorizations as may be required pursuant to TXCO's Organizational Documents, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) the incumbency and signatures of the officers of TXCO who executed or who will be executing, as the case may be, this Agreement and any other certificate or document delivered in connection herewith;

     (ix)     To Arrow River, certificates, dated as of a date not more than ten (10) days prior to the Closing Date, duly issued by the appropriate governmental authorities in the State of Texas, showing that TXCO is validly existing, in good standing and authorized to do business in the State of Texas;

(x) To Arrow River, copies of the TXCO Information and Data and the TXCO Proprietary Data; and

     (xi)     To Arrow River, such other documents, instruments, agreements and certificates as Arrow River may reasonably request in connection with the consummation of the transactions contemplated by this Agreement on the terms set forth herein.

2.3 Production, Proceeds, Expenses and Taxes.
(a) Division of Ownership.

     (i)     After the Closing, all Hydrocarbons produced from the Arrow River Oil and Gas Interests and either (a) in storage tanks as of the Effective Time or (b) sold on or after the Effective Time shall be owned by TXCO. All Hydrocarbons produced and sold from the Arrow River Oil and Gas Interests prior to the Effective Time shall be owned by Arrow River.

     (ii)     After the Closing, all Hydrocarbons produced from the TXCO Oil and Gas Interests and either (a) in storage tanks as of the Effective Time or (b) sold on or after the Effective Time shall be owned by Arrow River and CMR. All Hydrocarbons produced and sold from the TXCO Oil and Gas Interests prior to the Effective Time shall be owned by TXCO.

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(b) Division of Expenses.

     (i)     All costs and expenses incurred in connection with the Arrow River Properties prior to the Effective Time shall be borne by Arrow River. All costs and expenses incurred in connection with the Arrow River Properties on and after the Effective Time shall be borne by TXCO.

     (ii)     All costs and expenses incurred in connection with the TXCO Properties prior to the Effective Time shall be borne by TXCO. All costs and expenses incurred in connection with the TXCO Properties on and after the Effective Time shall be borne by Arrow River and CMR.

(c) Tax Prorations.

     (i)     Real and personal property taxes for the Arrow River Properties shall be prorated between Arrow River and TXCO as of the Effective Time. If the actual taxes are not known on the Closing Date, Arrow River's share of such taxes shall be determined by using (a) the rates and millages for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto and (b) the assessed values for the year prior to the year in which Closing occurs. When TXCO receives the actual tax statements for the Arrow River Properties from the appropriate taxing authorities, TXCO shall deliver to Arrow River a copy of such statements, together with the amount, if any, by which Arrow River's proration exceeds the proration that would have been made had actual tax statements been used to calculate Arrow River's proration. If the proration for Arrow River that would have been made using actual tax statements exceeds that made at Closing, Arrow River shall pay to TXCO such difference within five (5) days of receipt of such statement.

     (ii)     Real and personal property taxes for the TXCO Properties shall be prorated between TXCO and Arrow River and CMR as of the Effective Time. If the actual taxes are not known on the Closing Date, TXCO's share of such taxes shall be determined by using (a) the rates and millages for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto and (b) the assessed values for the year prior to the year in which Closing occurs. When Arrow River receives the actual tax statements for the TXCO Properties from the appropriate taxing authorities, Arrow River shall deliver to TXCO a copy of such statements, together with the amount, if any, by which TXCO's proration exceeds the proration that would have been made had actual tax statements been used to calculate TXCO's proration. If the proration for TXCO that would have been made using actual tax statements exceeds that made at Closing, TXCO shall pay to Arrow River and CMR such difference within five (5) days of receipt of such statement.

      (d)     Payments and Obligations. If monies are received by either party hereto which, under the terms of this Section 2.3, belong to the other party, the same shall immediately be paid over to the proper party. If an invoice is received by either party hereto which under the terms of this Section 2.3 is the obligation of the other party, then the party receiving the invoice shall promptly forward such invoice to such other party. If an invoice is received by either party which under the terms of this Section 2.3 is partially the obligation of Arrow River and partially the obligation of TXCO, then the parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

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ARTICLE THREE REPRESENTATIONS AND WARRANTIES OF TXCO
TXCO represents and warrants to Arrow River that:

3.1     Organization and Standing. TXCO has been duly organized and is validly existing in good standing under the Laws of its state of organization and is authorized to conduct business as a foreign corporation (or other entity) in the State of Texas.

3.2     Authority. TXCO has the power and authority to enter into and perform this Agreement and all agreements and transactions contemplated hereby. The execution, delivery and performance by TXCO of this Agreement and all agreements and transactions contemplated hereby, including the exchange and delivery by TXCO of the TXCO Properties as contemplated hereby, have been duly authorized by all requisite action on the part of TXCO, and this Agreement has been duly executed and delivered by TXCO.

3.3     Validity of Agreement. This Agreement is, and the other agreements contemplated by this Agreement, when executed and delivered, will each constitute a legal, valid and binding obligation of TXCO, enforceable against TXCO in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights in general. The enforceability of TXCO's obligations under this Agreement and the other agreements contemplated by this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.4     No Violation. Except for consents to assignment under the TXCO Contracts and the TXCO Leases and as set forth on Schedule 3.4, neither the execution, delivery nor performance by TXCO of this Agreement and all other agreements contemplated hereby to which TXCO is a party, will (a) conflict with or result in a breach of the terms, conditions or provisions of; (b) constitute a default (or event which, with notice or lapse of time or both, would constitute a default) under; (c) result in the creation of any Lien upon TXCO's capital stock (or other ownership interests) or assets pursuant to; (d) give any Third Party the right to terminate or accelerate any obligation under; (e) result in a violation of; or (f) trigger any preferential purchase rights or require any authorization, consent, approval, exemption or other action (including a waiver of preferential rights to purchase) by or notice to any Person or Governmental Authority pursuant to: (i) the Organizational Documents of TXCO; (ii) any contract, agreement, instrument, order, judgment or decree to which TXCO is a party or is subject; (iii) any contract, agreement, instrument, order, judgment or decree to which the TXCO Properties is subject; (iv) any permits required to operate the TXCO Properties as presently conducted; or (v) any law, statute, rule or regulation to which TXCO or the TXCO Properties is subject in connection with the ownership of the Properties. No notice to or consent or waiver is required from, any Person in connection with either the execution, delivery or performance of this Agreement or any other agreements contemplated hereby.

3.5 Litigation. Except as set forth on Schedule 3.5, there are no actions, suits, or proceedings pending, or to the knowledge of TXCO, threatened against the TXCO, or the TXCO Properties.

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3.6     Environmental Liabilities and Requirements. TXCO has no knowledge of any Environmental Claims or Environmental Cleanup Liabilities or similar non-compliance with Environmental Laws in connection with the TXCO Properties.

3.7     Affiliate Transactions. Except as set forth on Schedule 3.7, no Affiliate of TXCO is a party to any contract with, or has any current business dealings with or financial interests in any transaction with, TXCO pertaining to the TXCO Properties.

3.8     Compliance with Laws and Permits. The TXCO Properties have been, and currently are, operated, and TXCO, and the TXCO Properties are, in material compliance with the provisions and requirements of all Laws affecting the TXCO Properties or the ownership or operation of any thereof (other than Environmental Laws; TXCO's sole and exclusive representations and warranties with respect to Environmental Laws are set forth in Section 3.6). All necessary material governmental permits, licenses and other authorizations with regard to the ownership or operation of the TXCO Properties have been obtained and maintained in effect. No material violations exist in respect of such permits, licenses or other authorizations.

3.9 Material Contracts; Status of Contracts.

     (a)     Attached hereto as Schedule 3.9 is a list of all contracts and agreements pertaining to the TXCO Oil and Gas Interests. All of the TXCO Contracts described on Schedule 3.9 are in full force and effect and TXCO is not, and no other party to any such TXCO Contract is, in breach of, or with the lapse of time or the giving of notice, or both, would be in breach of, any of its obligations thereunder.

     (b)     TXCO is not obligated, by virtue of any prepayment arrangement, a "take or pay" or other prepayment arrangement, a production payment, or any other arrangement, to deliver any volume of hydrocarbons owned by TXCO and/or allocable to TXCO in a lease from which such hydrocarbons were produced, or permit any other Person to take any volume of such hydrocarbons produced from or attributable to the TXCO Oil and Gas Interests at some future time without then or thereafter being entitled to full payment therefore.

3.10     Tax Matters. All ad valorem, property, production, severance and other taxes based on or measured by the ownership of the TXCO Properties, or the production of oil and gas therefrom, have been properly and timely paid. There are no Liens or Encumbrances for Taxes upon, pending against or threatened against, any of the TXCO Properties except for Liens or Encumbrances for Taxes not yet due or payable.

3.11     Current Commitments. Schedule 3.11 contains a true and complete list as of the date of this Agreement of (a) all authorities for expenditures or similar commitments ("AFEs"), which have been proposed or received by TXCO, relating to the TXCO Oil and Gas Interests to drill, complete, recomplete, deepen, plug back, plug and abandon, rework, or conduct other operations with respect to, wells, shoot seismic or perform other geophysical surveys or for capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been paid for and completed by the date of this Agreement and (b) all pending notices of any of the foregoing which have been proposed or received by TXCO.

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3.12 Foreign Person. TXCO is not a "foreign person" within the meaning of Section 1445 of the Code.

3.13     Hedging. Except for price swaps, hedges, futures or similar instruments (collectively, "Futures/Swaps) entered into at the corporate level that do not affect the TXCO Properties, TXCO is not a party to any Futures/Swaps affecting the TXCO Properties.

3.14     Royalties; Bonuses; Delay Rentals. All royalties due with respect to interests in the TXCO Oil and Gas Interests have been paid and there are no royalties currently being held in suspense. TXCO has paid, or has caused to be paid, all bonus, rentals, and similar payments that are necessary to maintain in force its rights in and to the TXCO Oil and Gas Interests. In addition, to TXCO's knowledge, (a) the leases contained within the TXCO Oil and Gas Interests (the "TXCO Leases") are in full force and effect in accordance with their terms, (b) there exist no defaults under any of the TXCO Leases by TXCO or, to TXCO's knowledge, by any other Person that is a party to such TXCO Leases, and (c) no event has occurred that with notice or lapse of time or both would constitute any default under any of such TXCO Leases by TXCO or, to TXCO's knowledge, any other Person who is a party to any of such TXCO Leases. Exhibit C sets forth a list of all TXCO Leases in which TXCO owns an interest.

3.15 Imbalances. As of the date of this Agreement, there are no gas imbalances associated with the TXCO Oil and Gas Interests.

3.16     Drilling Obligations. Except as set forth on Schedule 3.16, to TXCO's knowledge, there are no unfulfilled drilling obligations affecting the TXCO Oil and Gas Interests, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a TXCO Lease.

3.17     Non-Consent Operations. TXCO has not gone "non-consent" or failed to participate in the drilling of any well, any seismic program or other operation under any of the TXCO Contracts relating to the TXCO Oil and Gas Interests which would have caused TXCO to suffer a penalty or lose or forfeit any of its interests in any of the properties covered thereby.

3.18     Seismic Data; Permits. Except as set forth in Schedule 3.18, TXCO is not a party to any contract with a seismic vendor pertaining to the TXCO Properties. TXCO is in possession of and has good title to the TXCO Proprietary Data described on Schedule 3.18, subject to the terms of the instruments governing such data. TXCO holds all permits necessary for the lawful conduct of its business as currently conducted. In addition, (a) all permits to which TXCO is a party are in full force and effect in accordance with their terms, (b) there exist no defaults under any of such permits by TXCO or, to TXCO's knowledge, by any other Person that is a party to such permits and (c) no event has occurred that with notice or lapse of time or both would constitute any default under any of such permits by TXCO or, to TXCO's knowledge, any other Person who is a party to any of such permits.

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3.19 Oil and Gas Operations.

     (a)     All wells included in the TXCO Oil and Gas Interests (the "TXCO Wells") have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Laws. The TXCO Wells have been drilled and completed within the limits permitted by contract, pooling or unit agreement, and by law; and all drilling and completion of the TXCO Wells and all development and operations have been conducted in material compliance with all applicable Laws. No TXCO Well is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws that would prevent such TXCO Well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any court or governmental body or agency.

     (b)     To TXCO's knowledge, with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the TXCO Oil and Gas Interests: (i) TXCO has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by Law) such leases or other documents and are fully qualified to own and hold all such leases or other interests and (ii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder.

3.20     Investment. Other than a potential sale of, or merger transaction involving, the common shares of TXCO, TXCO (i) intends to acquire the Arrow River Properties for its own benefit and account and is not acquiring the Arrow River Properties with the intent of making a further distribution thereof and (ii) represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.

3.21     Knowledgeable. TXCO is engaged on an on-going basis in the oil and gas exploration business. TXCO can bear the economic risks attributable to acquisition and ownership of the Arrow River Properties. TXCO has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with the acquisition of the Arrow River Properties.

3.22     Reliance; Independent Investigation. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, TXCO has relied solely on (a) the express representations, warranties and covenants of Arrow River in this Agreement, (b) its own independent due diligence investigation of the Arrow River Properties, and (c) its own expertise and judgment and the advice and counsel of its own legal, tax, economic, environmental, engineering, geological and geophysical and other advisors and consultants (and, without limiting the foregoing, not on any comments or statements of Arrow River or any representatives of, or consultants or advisors engaged by, Arrow River).

3.23     No Liens. Other than as set forth in the Comanche Ranch Shallow Rights JOA, the TXCO Properties are not subject to any liens, mortgages, security interests, deeds of trust or other similar security documents.

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ARTICLE FOUR REPRESENTATIONS AND WARRANTIES OF ARROW RIVER
Arrow River represents and warrants to TXCO that:

4.1     Organization and Standing. Arrow River has been duly organized and is validly existing in good standing under the Laws of its state of organization and is authorized to conduct business as a foreign corporation (or other entity) in the State of Texas.

4.2     Authority. Arrow River has the power and authority to enter into and perform this Agreement and all agreements and transactions contemplated hereby. The execution, delivery and performance by Arrow River of this Agreement and all agreements and transactions contemplated hereby, including the exchange and delivery by Arrow River of the Arrow River Properties as contemplated hereby, have been duly authorized by all requisite action on the part of Arrow River, and this Agreement has been duly executed and delivered by Arrow River.

4.3     Validity of Agreement. This Agreement is, and the other agreements contemplated by this Agreement, when executed and delivered, will each constitute a legal, valid and binding obligation of Arrow River, enforceable against Arrow River in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights in general. The enforceability of Arrow River's obligations under this Agreement and the other agreements contemplated by this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.4     No Violation. Except for consents to assignment under the Arrow River Leases and as set forth on Schedule 4.4, neither the execution, delivery nor performance by Arrow River of this Agreement and all other agreements contemplated hereby to which Arrow River is a party, will (a) conflict with or result in a breach of the terms, conditions or provisions of; (b) constitute a default (or event which, with notice or lapse of time or both, would constitute a default) under; (c) result in the creation of any Lien upon Arrow River's capital stock (or other ownership interests) or assets pursuant to; (d) give any Third Party the right to terminate or accelerate any obligation under; (e) result in a violation of; or (f) trigger any preferential purchase rights or require any authorization, consent, approval, exemption or other action (including a waiver of preferential rights to purchase) by or notice to any Person or Governmental Authority pursuant to: (i) the Organizational Documents of Arrow River; (ii) any contract, agreement, instrument, order, judgment or decree to which Arrow River is a party or is subject; (iii) any contract, agreement, instrument, order, judgment or decree to which the Arrow River Properties is subject; (iv) any permits required to operate the Arrow River Properties as presently conducted; or (v) any law, statute, rule or regulation to which Arrow River or the Arrow River Properties is subject in connection with the ownership of the Properties. No notice to or consent or waiver is required from, any Person in connection with either the execution, delivery or performance of this Agreement or any other agreements contemplated hereby.

4.5     Litigation. Except as set forth on Schedule 4.5, there are no actions, suits, or proceedings pending, or to the knowledge of Arrow River, threatened against the Arrow River, or the Arrow River Properties.

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4.6     Environmental Liabilities and Requirements. Arrow River has no knowledge of any Environmental Claims or Environmental Cleanup Liabilities or similar non-compliance with Environmental Laws in connection with the Arrow River Properties.

4.7     Affiliate Transactions. Except as set forth on Schedule 4.7, no Affiliate of Arrow River is a party to any contract with, or has any current business dealings with or financial interests in any transaction with, Arrow River pertaining to the Arrow River Properties.

4.8     Compliance with Laws and Permits. The Arrow River Properties have been, and currently are, operated, and Arrow River, and the Arrow River Properties are, in material compliance with the provisions and requirements of all Laws affecting the Arrow River Properties or the ownership or operation of any thereof (other than Environmental Laws; Arrow River's sole and exclusive representations and warranties with respect to Environmental Laws are set forth in Section 4.6). All necessary material governmental permits, licenses and other authorizations with regard to the ownership or operation of the Arrow River Properties have been obtained and maintained in effect. No material violations exist in respect of such permits, licenses or other authorizations.

4.9 Material Contracts; Status of Contracts.

     (a)     Other than contracts and agreements of record, or referenced in other documents of record, in the counties where the Arrow River Properties are located, the Original Arrow River Properties JOA is the only contract or agreement pertaining to the Arrow River Oil and Gas Interests. The Original Arrow River Properties JOA (which at Closing is being superseded and replaced by the Southern Ranches Prospect JOA with respect to the Arrow River Arrow River Properties) is in full force and effect and Arrow River is not, and no other party to the Original Arrow River Properties JOA is, in breach of, or with the lapse of time or the giving of notice, or both, would be in breach of, any of its obligations thereunder.

     (b)     Arrow River is not obligated, by virtue of any prepayment arrangement, a "take or pay" or other prepayment arrangement, a production payment, or any other arrangement, to deliver any volume of hydrocarbons owned by Arrow River and/or allocable to Arrow River in a lease from which such hydrocarbons were produced, or permit any other Person to take any volume of such hydrocarbons produced from or attributable to the Arrow River Oil and Gas Interests at some future time without then or thereafter being entitled to full payment therefore.

4.10     Tax Matters. All ad valorem, property, production, severance and other taxes based on or measured by the ownership of the Arrow River Properties, or the production of oil and gas therefrom, have been properly and timely paid. There are no Liens or Encumbrances for Taxes upon, pending against or threatened against, any of the Arrow River Properties except for Liens or Encumbrances for Taxes not yet due or payable.

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4.11     Current Commitments. Schedule 4.11 contains a true and complete list as of the date of this Agreement of (a) all AFEs which have been proposed or received by Arrow River, relating to the Arrow River Oil and Gas Interests to drill, complete, recomplete, deepen, plug back, plug and abandon, rework, or conduct other operations with respect to, wells, shoot seismic or perform other geophysical surveys or for capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been paid for and completed by the date of this Agreement and (b) all pending notices of any of the foregoing which have been proposed or received by Arrow River.

4.12 Foreign Person. Arrow River is not a "foreign person" within the meaning of Section 1445 of the Code.

4.13     Hedging. Except for Futures/Swaps entered into at the corporate level that do not affect the Arrow River Properties, Arrow River is not a party to any Futures/Swaps affecting the Arrow River Properties.

4.14     Royalties; Bonuses; Delay Rentals. All royalties due with respect to interests in the Arrow River Oil and Gas Interests have been paid and there are no royalties currently being held in suspense. Arrow River has paid, or has caused to be paid, all bonus, rentals, and similar payments that are necessary to maintain in force its rights in and to the Arrow River Oil and Gas Interests. In addition, to Arrow River's knowledge, (a) the leases contained within the Arrow River Oil and Gas Interests (the "Arrow River Leases") are in full force and effect in accordance with their terms, (b) there exist no defaults under any of the Arrow River Leases by Arrow River or, to Arrow River's knowledge, by any other Person that is a party to such Arrow River Leases, and (c) no event has occurred that with notice or lapse of time or both would constitute any default under any of such Arrow River Leases by Arrow River or, to Arrow River's knowledge, any other Person who is a party to any of such Arrow River Leases. Exhibit A sets forth a list of all Arrow River Leases in which Arrow River owns an interest.

4.15 Imbalances. As of the date of this Agreement, there are no gas imbalances associated with the Arrow River Oil and Gas Interests.

4.16     Drilling Obligations. Except as set forth on Schedule 4.16, to Arrow River's knowledge, there are no unfulfilled drilling obligations affecting the Arrow River Oil and Gas Interests, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of an Arrow River Lease.

4.17     Non-Consent Operations. Arrow River has not gone "non-consent" or failed to participate in the drilling of any well, any seismic program or other operation under the Original Arrow River Properties JOA which would have caused Arrow River to suffer a penalty or lose or forfeit any of its interests in any of the properties covered thereby.

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4.18     Seismic Data; Permits. Except as set forth in Schedule 4.18, Arrow River is not a party to any contract with a seismic vendor pertaining to the Arrow River Properties. Arrow River is in possession of and has good title to the Arrow River Proprietary Data described on Schedule 4.18, subject to the terms of the instruments governing such data. Arrow River holds all permits necessary for the lawful conduct of its business as currently conducted. In addition, (a) all permits to which Arrow River is a party are in full force and effect in accordance with their terms, (b) there exist no defaults under any of such permits by Arrow River or, to Arrow River's knowledge, by any other Person that is a party to such permits and (c) no event has occurred that with notice or lapse of time or both would constitute any default under any of such permits by Arrow River or, to Arrow River's knowledge, any other Person who is a party to any of such permits.

4.19     Oil and Gas Operation. To Arrow River's knowledge, with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Arrow River Oil and Gas Interests: (i) Arrow River has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by Law) such leases or other documents and are fully qualified to own and hold all such leases or other interests and (ii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder.

4.20     Investment. Arrow River intends to acquire the TXCO Properties for its own benefit and account and is not acquiring the TXCO Properties with the intent of making a further distribution thereof. Arrow River represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.

4.21     Knowledgeable. Arrow River is engaged on an on-going basis in the oil and gas exploration business. Arrow River can bear the economic risks attributable to acquisition and ownership of the TXCO Properties. Arrow River has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with the acquisition of the TXCO Properties.

4.22     Reliance; Independent Investigation. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Arrow River has relied solely on (a) the express representations, warranties and covenants of TXCO in this Agreement, (b) its own independent due diligence investigation of the TXCO Properties, and (c) its own expertise and judgment and the advice and counsel of its own legal, tax, economic, environmental, engineering, geological and geophysical and other advisors and consultants (and, without limiting the foregoing, not on any comments or statements of TXCO or any representatives of, or consultants or advisors engaged by, TXCO).

4.23     No Liens. Other than as set forth in the Original Arrow River Properties JOA (which at Closing is being superseded and replaced by the Southern Ranches Prospect JOA with respect to the Arrow River Arrow River Properties) and the Southern Ranches Prospect JOA, the Arrow River Properties are not subject to any liens, mortgages, security interests, deeds of trust or other similar security documents.

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ARTICLE FIVE AGREEMENTS OF THE PARTIES

5.1     Announcements. Neither Arrow River nor TXCO shall, and Arrow River and TXCO shall cause their Affiliates not to, make any public announcement with respect to this Agreement or the transactions contemplated by this Agreement; provided, however, that any such public announcement may be made if required by Law, Governmental Authority or public securities exchange; and provided that the Party required to make such public announcement shall confer with the other Party concerning the timing and content of such public announcement before the same is made.

5.2 Confidentiality.

     (a)     The terms of this Agreement and the identity of Arrow River shall be maintained in strict confidence by Arrow River and TXCO and shall not be disclosed by Arrow River or TXCO or any of their Affiliates to any Third Party without the express written consent of, in the case of Arrow River, TXCO, and in the case of TXCO, Arrow River; provided, however, that Arrow River and TXCO or any of their Affiliates shall be permitted to make such disclosure to the extent, and only to the extent, required to do so by Law, Governmental Authority or public securities exchange, provided that the disclosing Party shall (i) provide the other Parties with prompt notice of any such requirement in order to allow the other Party to seek an appropriate protective order and (ii) confer in good faith with the other Parties as to the content of the disclosure; provided, however, after conferring in good faith with Arrow River as to content, TXCO may issue, within ten (10) days after the Closing Date, a press release to announce the consummation of the transaction contemplated by this Agreement, provided that the amount or value of consideration is not disclosed and the identity of the partners and owners of Arrow River and their respective parents, subsidiaries and affiliates is not disclosed.

     (b)     Arrow River acknowledges and agrees that all information other than that information that bears a direct and significant relationship to the TXCO Properties (the "TXCO Confidential Information") provided to it and its Affiliates and partners, and all of their respective members, partners, officers, directors, shareholders, employees, consultants, advisers, agents, and representatives (collectively, the "Arrow River Group") by TXCO and its Affiliates and partners, and all of its members, partners, officers, directors, shareholders, employees, consultants, advisers, agents, and representatives (collectively, the "TXCO Group") and any notes, summaries, evaluations, analyses or other material derived by any of the Arrow River Group from the inspection or evaluation of the TXCO Confidential Information (the "TXCO Derivative Information") shall be kept confidential and agrees to restrict the disclosure of the TXCO Confidential Information and/or the TXCO Derivative Information to only those members of the Arrow River Group who need to know such information in order to evaluate the TXCO Properties; provided, however, the foregoing confidentiality obligations shall not apply to information which:

(i)     was in any of the Arrow River Group's possession prior to disclosure by or on behalf of any of the TXCO Group or becomes available to any of the Arrow River Group from a source other than any of the TXCO Group, provided that such source is not bound by a confidentiality agreement with any of the TXCO Group;

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(ii) was publicly available to any of the Arrow River Group at the time of disclosure by any of the TXCO Group;
(iii) subsequently becomes publicly available through no fault of any of the Arrow River Group prior to any such disclosure by any of the TXCO Group; or

(iv)     is required to be disclosed by Law or the rules of any securities exchange; provided, however, that promptly after becoming aware that such disclosure is required, Arrow River will (A) provide TXCO with notice so that TXCO may seek a protective order or other appropriate remedy, (B) furnish only that portion of the TXCO Confidential Information and/or TXCO Derivative Information which it is advised in writing by counsel is required to be disclosed and (C) exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the TXCO Confidential Information and/or TXCO Derivative Information.

     (c)     TXCO acknowledges and agrees that all information other than that information that bears a direct and significant relationship to the Arrow River Properties (the "Arrow River Confidential Information") provided to the TXCO Group by the Arrow River Group and any notes, summaries, evaluations, analyses or other material derived by any of the TXCO Group from the inspection or evaluation of the Arrow River Confidential Information (the "Arrow River Derivative Information") shall be kept confidential and agrees to restrict the disclosure of the Arrow River Confidential Information and/or the Arrow River Derivative Information to only those members of the TXCO Group who need to know such information in order to evaluate the Arrow River Properties; provided, however, the foregoing confidentiality obligations shall not apply to information which:

     (i)     was in any of the TXCO Group's possession prior to disclosure by or on behalf of any of the Arrow River Group or becomes available to any of the TXCO Group from a source other than any of the Arrow River Group, provided that such source is not bound by a confidentiality agreement with any of the Arrow River Group;

(ii) was publicly available to any of the TXCO Group at the time of disclosure by any of the Arrow River Group;
(iii) subsequently becomes publicly available through no fault of any of the TXCO Group prior to any such disclosure by any of the Arrow River Group; or

     (iv)     is required to be disclosed by Law or the rules of any securities exchange; provided, however, that promptly after becoming aware that such disclosure is required, TXCO will (A) provide Arrow River with notice so that Arrow River may seek a protective order or other appropriate remedy, (B) furnish only that portion of the Arrow River Confidential Information and/or Arrow River Derivative Information which it is advised in writing by counsel is required to be disclosed and (C) exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Arrow River Confidential Information and/or Arrow River Derivative Information.

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     (d)     Notwithstanding anything to the contrary in this Agreement, including the foregoing subsections (a), (b) and (c) of this Section 5.2, Arrow River and TXCO may make disclosures of this Agreement or the transactions contemplated hereby to any of their respective investors and potential investors, partners and potential partners and potential future purchasers of all or any part of the TXCO Properties or the Arrow River Properties, without being required to request or obtain consent to such disclosure from the other Party and without being required to deliver notice of such disclosure to the other Party.

5.3     Further Assurances and Cooperation. After the Closing Date, from time to time, at the request of the other Party and without further cost or expense to such other Party, either Party shall execute and deliver such other documents and take such other actions as are reasonably required in order to effectively consummate the transactions evidenced by this Agreement.

5.4     Cooperation and Exchange of Information. Arrow River and TXCO shall provide reasonable cooperation and information to each other with respect to any Tax matters that arise with respect to the Arrow River Properties and the TXCO Properties, each at its own expense.

5.5     Deceptive Trade Practices Act. Each of Arrow River and TXCO acknowledges and agrees, on its own behalf and on behalf of its successors and assigns, that the Texas Deceptive Trade Practices -- Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the "DTPA"), is not applicable to this transaction. As such, Arrow River's and TXCO's rights and remedies with respect to this transaction, and with respect to all acts or practices of the other, past, present or future, in connection with this transaction, shall be governed by legal principles other than the DTPA. Accordingly, each of Arrow River and TXCO acknowledges, stipulates and agrees as follows:

     (a)     This Agreement relates to a transaction, a project, or a set of transactions related to the same project involving total consideration valued at more than One Hundred Thousand and 00/100 Dollars ($100,000.00);

     (b)     In negotiating this Agreement, each of Arrow River and TXCO has been represented by legal counsel who was not directly or indirectly identified, suggested or selected by the other party or an agent of the other party; and

(c) This Agreement does not involve either Party's residence.

5.6     Arrow River Facilities. After Closing, subject to the Cage Ranch Excluded Wells JOA, Arrow River agrees to negotiate in good faith with TXCO to agree upon a contract pursuant to which TXCO would be permitted to use the Arrow River Facilities to transport gas production from wells drilled on the Arrow River Properties, to the extent, and only to the extent, that the Arrow River Facilities have excess capacity that is not then being used by Arrow River or likely to be required to be used by Arrow River in the reasonably foreseeable future.

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5.7     Amended and Restated Comanche Ranch Deep Rights JOA. In the event that at or prior to Closing, the Parties have not been able to secure the execution of the Amended and Restated Comanche Ranch Deep Rights JOA by Brian E. O'Brien, the Parties agree that (i) they will use good faith efforts to secure execution of the Amended and Restated Comanche Ranch Deep Rights JOA by Brian E. O'Brien and (ii) the Original Comanche Ranch Deep Rights JOA shall remain in full force and effect until such time as Brian O'Brien executes the Amended and Restated Comanche Ranch Deep Rights JOA.

5.8     Amended and Restated Pena Creek JOA. In the event that at or prior to Closing, the Parties have not been able to secure the execution of the Amended and Restated Pena Creek JOA by Doughtie, the Parties agree that (i) they will use good faith efforts to secure execution of the Amended and Restated Pena Creek JOA by Doughtie and (ii) the Original Pena Creek JOA shall remain in full force and effect until such time as Doughtie executes the Amended and Restated Pena Creek JOA.

5.9     Southern Ranches Prospect JOA. In the event that at or prior to Closing, the Parties have not been able to secure the execution of the Southern Ranches Prospect JOA by Doughtie, the Parties agree that (i) they will use good faith efforts to secure execution of the Southern Ranches Prospect JOA by Doughtie and (ii) the Original Arrow River Properties JOA shall remain in full force and effect until such time as Doughtie executes the Southern Ranches Prospect JOA.

ARTICLE SIX SURVIVAL OF WARRANTIES; INDEMNIFICATION

6.1     Survival of Representations and Warranties. The representations and warranties made by Arrow River and TXCO in Articles Three and Four of this Agreement shall survive the Closing for a period of three (3) years. Except as otherwise expressly provided herein, the covenants made by Arrow River and TXCO in this Agreement shall survive the Closing indefinitely. Notwithstanding the foregoing, the representations, warranties and covenants contained in the Arrow River Assignment, the TXCO Assignment and the CMR Assignment shall survive indefinitely.

6.2 Indemnification.

     (a)     Except with respect to matters for which Arrow River has waived its Claims pursuant to Section 6.3 below, TXCO shall indemnify, defend and hold harmless, without duplication, the Arrow River Indemnified Parties from and against all Damages asserted against, resulting to, or imposed upon or incurred, directly, by reason of, or resulting from:

     (i)     any fees, expenses or other payments incurred or owed by TXCO or its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by it or them in connection with the transactions described in this Agreement;

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     (ii)     (A) the inaccuracy or breach of any of the representations and warranties of TXCO contained in this Agreement or the other Transaction Documents and (B) the breach of any of the covenants and agreements of TXCO contained in this Agreement or the other Transaction Documents required to be performed after the Closing;

(iii) any Third Party Claim which arises out of the ownership or operation of the TXCO Properties prior to the Closing Date; and

     (iv)     except to the extent that Arrow River indemnifies the TXCO Indemnified Parties pursuant to Section 6.2(b) hereof, any Third Party Claim which arises out of the ownership or operation of the Arrow River Properties after the Closing Date.

     (b)     Except with respect to matters for which TXCO has waived its Claims pursuant to Section 6.3 below and subject to Section 6.2(a), Arrow River shall, indemnify, defend and hold harmless, without duplication, the TXCO Indemnified Parties from and against all Damages asserted against, resulting to, or imposed upon or incurred, directly, by reason of, or resulting from:

     (i)     any fees, expenses or other payments incurred or owed by Arrow River or its Affiliates to any brokers, financial advisors or comparable other Person retained or employed by it or them in connection with the transactions described in this Agreement;

     (ii)     (A) the inaccuracy or breach of any of the representations and warranties of Arrow River contained in this Agreement or the other Transaction Documents and (B) the breach of any of the covenants and agreements of Arrow River contained in this Agreement or the other Transaction Documents required to be performed after the Closing;

(iii) any Third Party Claim which arises out of the ownership or operation of the Arrow River Properties prior to the Closing Date; and

     (iv)     except to the extent that TXCO indemnifies the Arrow River Indemnified Parties pursuant to Section 6.2(a) hereof, any Third Party Claim which arises out of the ownership or operation of the TXCO Properties after the Closing Date.

     (c)     For purposes of determining whether a representation or warranty is inaccurate pursuant to Section 6.2(a)(ii) or 6.2(b)(ii) above, any qualification relating to materiality or words of similar effect in any representation or warranty shall be disregarded and each such representation and warranty shall be interpreted as if such qualifier was not included in the representation(s) in question.

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6.3 Limitations on Liability; Limitations on Damages.

     (a)     The amount of any Damages actually incurred by the Arrow River Indemnified Parties shall be reduced by the net amount any Arrow River Indemnified Parties recover (after deducting all attorneys' fees, expenses and other costs of recovery) from any Third Party insurer liable for such Damages, and the Arrow River Indemnified Parties shall use reasonable efforts to effect any such recovery. The amount of any Damages actually incurred by the TXCO Indemnified Parties shall be reduced by the net amount any TXCO Indemnified Parties recover (after deducting all attorneys' fees, expenses and other costs of recovery) from any Third Party insurer liable for such Damages, and the TXCO Indemnified Parties shall use reasonable efforts to effect any such recovery.

     (b)     Under no circumstances whatsoever may Arrow River recover from TXCO, on the one hand, or TXCO recover from Arrow River, on the other hand, exemplary, punitive, treble, special, indirect, consequential, remote or speculative damages, except to the extent that a Party is required to pay such damages to a Third Party and such Party in entitled to indemnification hereunder. In addition, and notwithstanding anything in this Agreement or otherwise to the contrary, under no circumstances whatsoever will either Party have any claim against the other Party for liability after Closing, including, but not limited to, pursuant to the indemnification provisions of this Agreement for anything related to (A) the value, volume, quality, quantity, or deliverability of any oil, gas, or other minerals or reserves (if any) in, under, or attributable to either the Arrow River Properties or the TXCO Properties (including, but not limited to, with respect to production rates, decline rates, and recompletion or drilling opportunities) or any change in or to any of the foregoing or (B) the geophysical or geological condition of either the Arrow River Properties or the TXCO Properties; and

     (c)     Notwithstanding anything to the contrary herein contained, the limitations provided in this Section 6.3 shall not apply in case of willful or intentional fraud and the Party guilty of willful or intentional fraud shall be liable for all Damages with respect to such willful or intentional fraud.

6.4     Notice of Claims. If an indemnity claim is asserted against a Party for which the other Party may have an obligation of indemnity, the indemnified Party shall give the indemnifying Party written notice of the claim setting forth the particulars associated with the claim (including a copy of the written claim, if any) as then known by the indemnified Party ("Claim Notice"). The indemnified Party shall effect notice within such time as will allow the Party from which indemnification is sought a reasonable period in which to evaluate and timely respond to the claim. If the indemnified Party reasonably believes that it is entitled to indemnification from the other Party for the claim which is subject of the Claim Notice the Claim Notice shall so state (such a notice being an "Indemnity Claim Notice").

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6.5     Defense of Claims. Upon receipt of a timely Indemnity Claim Notice, the indemnifying Party may (without prejudice to its right to contest its obligation of indemnity under this Agreement) assume the defense of the claim with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate in all reasonable respects in such defense. If any claim involves a fact pattern wherein Arrow River may have an obligation to indemnify TXCO and TXCO may have an obligation to indemnify Arrow River, each Party may assume the defense of and hire counsel for that portion of the claim for which it may have an obligation of indemnity. In all instances, the indemnified Party may employ separate counsel and participate in the defense of any claim; provided, however, the fees and expenses of counsel employed by the indemnified Party will be borne solely by the indemnified Party. If the indemnifying Party does not notify the indemnified Party within the earlier to occur of:

     (a)     three (3) days before the time a response is due in any litigation matter (so long as the Indemnity Claim Notice was presented to the indemnifying Party at least ten (10) days prior to the date the response is due), or

     (b)     thirty (30) days after receipt of the Indemnity Claim Notice, that the indemnifying Party elects to undertake the defense of the claim, the indemnified Party may defend, at the expense of the indemnifying Party, the claim with counsel of the indemnified Party's choice, subject to the right of the indemnifying Party to assume the defense of the claim at any time prior to settlement or final determination thereof. In such event, the indemnified Party shall promptly send written notice to the indemnifying Party of any proposed settlement of the claim, which settlement the indemnifying Party may accept or reject, in its reasonable judgment, within ten (10) days of receipt of the notice, unless the settlement offer is limited to a shorter period in which case the indemnifying Party will have such shorter period in which to accept or reject the proposed settlement. Failure of the indemnifying Party to accept or reject such settlement within the applicable period will be deemed a rejection of the proposed settlement.

Notwithstanding the foregoing, the indemnified Party may settle any matter over the objection of the indemnifying Party, but in so doing the indemnified Party will waive any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying Party has acknowledged in writing its indemnity obligation.

6.6     Disclosure Schedule. The inclusion of any matter on any Disclosure Schedule will not be deemed an admission by any Party that such listed matter is material or that such listed matter constitutes a material liability with respect to Arrow River, TXCO, the Arrow River Properties or the TXCO Properties. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

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6.7     Express Negligence; Conspicuousness. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

6.8 Exclusive Remedy.

     (a)     The sole and exclusive remedy of each of the Arrow River Indemnified Parties and the TXCO Indemnified Parties with respect to the exchange of the Arrow River Properties for the TXCO Properties and the transactions provided for in this Agreement shall be pursuant to the express indemnification provisions of this Article Six. Any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement, other claims pursuant to or in connection with this Agreement or other claims relating to the Arrow River Properties and the TXCO Properties and the exchange thereof shall be subject to the provisions set forth in this Article Six. Except for claims made pursuant to the express indemnification provisions of this Article Six, Arrow River on behalf of each of the Arrow River Indemnified Parties and TXCO on behalf of each of the TXCO Indemnified Parties shall be deemed to have waived, to the fullest extent permitted under Law, any right of contribution against Arrow River or any of its Affiliates or TXCO or any of its Affiliates and any and all rights, claims and causes of action it may have against Arrow River or any of its Affiliates or TXCO or any of its Affiliates, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

     (b)     Notwithstanding the foregoing provisions of this Section 6.8, such provisions shall not apply in case of fraud, and the Party guilty of fraud shall be liable for all Damages with respect to such fraud.

ARTICLE SEVEN MISCELLANEOUS

7.1     Notices. All notices, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (a) delivered by hand, (b) delivered by a recognized overnight commercial courier (receipt requested), or (c) sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed in the United States by first-class postage prepaid mail, to the Party as follows (or to such other address as any Party shall have last designated by fifteen (15) days' notice to the other Parties).

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If to Arrow River:
Arrow River Energy, L.P. Attention: Frank Gruen 109 N. Post Oak Lane, Suite 600 Houston, Texas 77024 Facsimile: (713) 580-5240
With copies to:
Arrow River Energy, L.P. Attention: Nancy Pedersen 109 N. Post Oak Lane, Suite 600 Houston, Texas 77024 Facsimile: (713) 580-5290
Locke Liddell & Sapp LLP Attention: Terry L. Radney 600 Travis Street, Suite 3400 Houston, Texas 77002 Facsimile: (713) 223-3717
If to TXCO:
The Exploration Company of Delaware, Inc. Attention: James Sigmon 500 N. Loop 1604, Suite 250
San Antonio, Texas 78232
Facsimile: (210) 496-3232

7.2 Modification. This Agreement, including this Section 7.2 and the Disclosure Schedules, shall not be modified except by an instrument in writing signed by or on behalf of all of the Parties.
7.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Texas without regard to the conflict of laws principles thereof.

7.4     Assignment. This Agreement shall not be assigned by any Party directly or indirectly to any other Person (whether by the sale of stock or other transfer of ownership interest in a Party, or the sale or transfer by a Person that has an indirect stock or ownership interest in a Party or otherwise) without the written consent of the other Party; provided, however, either Party may assign its rights and obligations under this Agreement to one of its Affiliates without obtaining the other Party's consent.

7.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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7.6     Invalidity. If any of the provisions of this Agreement including the Disclosure Schedules is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

7.7     Entire Agreement and Construction. This Agreement and the other Transaction Documents contain the entire agreement between the Parties with respect to the agreements and transactions contemplated herein and all prior understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Parties' understandings which have not been incorporated into this Agreement, the other Transaction Documents and the Disclosure Schedules. The Parties agree that they have jointly participated in the drafting and preparation of this Agreement and the other Transaction Documents and that the language of this Agreement and the other Transaction Documents shall be construed as a whole according to its fair meaning and not strictly for or against either of the Parties.

7.8     Expenses. Except as otherwise expressly provided herein, each Party shall bear its fees, costs and expenses in connection with the transactions contemplated herein, including, without limitation, all legal and accounting fees and disbursements and fees, and expenses of other advisors retained by such Party.

7.9     Waivers and Amendments. All amendments and other modifications hereof shall be in writing and signed by each of the Parties. Either Party may by written instrument (a) waive any inaccuracies in any of the representations or warranties made to it by the other Party contained in this Agreement or in any instruments and documents delivered to it pursuant to this Agreement, or (b) waive compliance or performance by the other Party with or of any of the covenants or agreements made to it by the other Party contained in this Agreement. The delay or failure on the part of either Party to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

7.10 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision thereof.

7.11     Third-Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the Parties and CMR, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement other than any of those Persons who have explicit indemnity rights herein.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first herein above written.

TXCO:
THE EXPLORATION COMPANY OF DELAWARE, INC.
By: Name: Title:

ARROW RIVER:
ARROW RIVER ENERGY, L.P.
By:	Arrow River Management, L.L.C., its general partner
By: Name: Title:

       CMR Energy, L.P., a Texas limited partnership, hereby executes this Agreement in the space provided below for the sole purpose of acknowledging and agreeing to its obligations contained in Section 2.1(b) of the Agreement.

CMR ENERGY, L.P.
By:	CMR ENERGY MANAGEMENT, L.L.C., its general partner
By: Name: Title:

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SCHEDULE 1.1(c)
FORM OF ARROW RIVER ASSIGNMENT

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

ASSIGNMENT

       THIS ASSIGNMENT (this "Assignment") is executed and delivered by ARROW RIVER ENERGY, L.P., a Texas limited partnership ("Arrow River"), to THE EXPLORATION COMPANY OF DELAWARE, INC., a Delaware corporation ("TXCO").

       WHEREAS, Arrow River and TXCO are parties to that certain Asset Exchange Agreement dated as of February 11, 2005 (the "Agreement"), pursuant to which, (a) subject to the reservation by Arrow River of a net profits interest, Arrow River agreed to transfer, assign, and deliver to TXCO, the Arrow River Properties (hereinafter defined), and TXCO agreed to accept and assume from Arrow River, the Arrow River Properties, (b) TXCO agreed to transfer, assign, and deliver to Arrow River, an undivided ninety-eight percent (98%) interest in and to the TXCO Properties (as defined in the Agreement), and Arrow River agreed to accept and assume from TXCO, such undivided ninety-eight percent (98%) interest in and to the TXCO Properties and (c) TXCO agreed to transfer, assign, and deliver to CMR Energy, L.P. ("CMR"), an undivided two percent (2%) interest in and to the TXCO Properties, and CMR agreed to accept and assume from TXCO, such undivided two percent (2%) interest in and to the TXCO Properties; and

       WHEREAS, (i) pursuant to that certain Assignment and Bill of Sale dated of even date herewith, from TXCO to Arrow River, TXCO is transferring, assigning and delivering to Arrow River, an undivided ninety-eight percent (98%) interest in and to the TXCO Properties and (ii) pursuant to that certain Assignment and Bill of Sale dated of even date herewith, from TXCO to CMR, TXCO is transferring, assigning and delivering to CMR, an undivided two percent (2%) interest in and to the TXCO Properties;

       NOW THEREFORE, subject to the reservation of the Net Profits Interest (hereinafter defined) and the other matters set forth herein, Arrow River, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does by these presents ASSIGN, TRANSFER, SET OVER and DELIVER unto TXCO, all of Arrow River's right, title and interest in and to the following (collectively, the "Arrow River Properties"):

       A.       Oil and Gas Interests. All of the oil and gas leasehold interests described in Exhibit A attached hereto, to the extent, and only to the extent, that the lands covered thereby are NOT included within the production and/or pooled units described in Exhibit B for those wells located on the Cage Ranch described in Exhibit B (collectively, the "Oil and Gas Interests");

Schedule 1.1(c)

       B.       Information and Data. All (i) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with and reports to regulatory agencies, other documents and instruments that relate specifically to the Oil and Gas Interests; (ii) computer databases that are owned by or licensed to Arrow River that relate specifically to the Oil and Gas Interests; and (iii) all other books, records, files and magnetic tapes containing financial, title or other information that relate to the Oil and Gas Interests (collectively, the "Information and Data"); and

       C.       Proprietary Data. All proprietary data owned by Arrow River relating to the Oil and Gas Interests which shall include, without limitation, (a) all privileged or confidential data, (b) all seismic data and information and licenses thereto, (c) all interpretive geological and geophysical information which may reveal the methods used by Arrow River in interpreting geological and geophysical information, economic analysis, and any information or other similar proprietary data which might reveal Arrow River's economic guidelines or other methods or systems by which Arrow River conducts its economic analysis and (d) any similar proprietary data (collectively, the "Proprietary Data").

       TO HAVE AND TO HOLD all and singular the Arrow River Properties, together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto TXCO and its successors, legal representatives and assigns forever, subject to the Net Profits Interest and the other matters set forth herein. Arrow River hereby binds itself, its successors and legal representatives, to warrant and forever defend, subject to the Net Profits Interest and the other matters set forth herein, the Arrow River Properties unto TXCO, its successors, legal representatives and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Arrow River, but not otherwise. This Assignment is made pursuant to, and is subject to, the terms and conditions of, the Agreement.

       Permitted Encumbrances. This Assignment is subject to all covenants, agreements, easements, rights-of-way, servitudes, encumbrances and other matters of record in the real property records of the counties in which the Arrow River Properties are located, to the extent the same are valid and subsisting and affect all or any part of the Arrow River Properties, including, without limitation, (i) that certain Assignment of Overriding Royalty Interest dated effective as of January 1, 2005, from Assignor to Thomas Dan Friedkin and (ii) that certain Assignment of Overriding Royalty Interest dated effective as of January 1, 2005, from Assignor to Thomas H. Friedkin.

Schedule 1.1(c)

       Reserved Interests and Rights. For the avoidance of doubt, Arrow River does hereby SAVE AND EXCEPT from this Assignment and RESERVE unto itself, its successors and assigns, (i) the wells located on the Cage Ranch described in Exhibit B (collectively, the "Cage Ranch Excluded Wells"), (ii) the oil and gas leasehold interests included within the production and/or pooled units described in Exhibit B (collectively, the "Cage Ranch Excluded Units") for the Cage Ranch Excluded Wells and (iii) and all realty and personalty related to, used in connection with or held for use in connection with, the Cage Ranch Excluded Wells and/or the Cage Ranch Excluded Units. Without limiting the generality of the foregoing, Arrow River does hereby SAVE AND EXCEPT from this Assignment and RESERVE unto itself, its successors and assigns, a non-exclusive easement and right-of-way to use the surface and subsurface of the Arrow River Properties, the right to drill through the subsurface of the Arrow River Properties and the right to otherwise operate on the surface and subsurface of the Arrow River Properties for purposes of drilling, operating, exploring, reworking, producing, exploring, transporting production from, and/or further developing, the Cage Ranch Excluded Wells and the Cage Ranch Excluded Units.

       Reservation of Net Profits Interest. Arrow River does hereby SAVE AND EXCEPT from this Assignment and RESERVE unto itself, its successors and assigns, and the Arrow River Properties shall be subject to, a Net Profits Interest (as defined below) in each well drilled on the Arrow River Properties or lands pooled therewith after the Effective Time (a "New Well"), from and after (i) the time that the Proceeds (as defined below) attributable to the Net Revenue Interest in such New Well has reached an amount equal to one hundred twenty percent (120%) of Payout (as defined below), until (ii) such time as the cumulative amount of money paid to Arrow River hereunder by virtue of the Net Profits Interest in all New Wells shall be equal to the sum of Six Million Two Hundred Fifty Thousand United States Dollars ($6,250,000), plus interest thereon, calculated from the Effective Time, at an interest rate equal to the lesser of (a) twelve percent (12%) compounded per annum or (b) the maximum non-usurious rate allowed by applicable law.

       Arrow River and TXCO agree that the Net Profits Interest shall constitute an interest in real property and a real property interest in and burden on all of the Arrow River Properties. Should TXCO sell or convey all, any part or any interest in the Arrow River Properties, the Arrow River Properties and the interest therein sold or conveyed shall continue to be subject to the provisions of this Assignment and be burdened by the Net Profits Interest.

As used in this Assignment, the following terms have the following meanings:
a.

"Net Profits Interest" means, with respect to each New Well, an interest equal to the Net Revenue Interest (as defined below) attributable to seventy-five percent (75%) of the Working Interest (as defined below) in the Arrow River Properties with respect to such New Well reduced by seventy-five percent (75%) of the leasehold operating expenses, reworking costs and recompletion costs attributable to such Working Interest in such New Well, to the extent, and only to the extent, that such costs and expenses are properly chargeable to the non-operators in such New Well pursuant to the Southern Ranches Prospect JOA (as defined below).

Schedule 1.1(c)
b.

"Net Revenue Interest" means the overall interest in the hydrocarbons produced from or attributable to a New Well attributable to the Arrow River Properties, after deducting all lessor's royalties, overriding royalties, production payments, and other interests or burdens on hydrocarbons produced therefrom which exist as of the Effective Time, expressed as a decimal.

c.	"Working Interest" means that share of the costs and expenses of a New Well attributable to the Arrow River Properties, expressed as a decimal.
d.

"Proceeds" means the sum of monies payable for gross production of hydrocarbons from a New Well by the first purchaser, pursuant to an arm's length third party transaction, after adjustments for certain costs pursuant to generally accepted accounting principles.

e.

"Payout" means, for any specific New Well, the point at which Proceeds over the life of such New Well attributable to the Net Revenue Interest in such New Well attributable to the Arrow River Properties equal the costs and expenses of drilling, testing, completing, equipping, operating and producing such New Well attributable to the Working Interest in such New Well attributable to the Arrow River Properties, to the extent, and only to the extent, that such costs and expenses are properly chargeable to the non-operators in such New Well pursuant to that certain Operating Agreement dated of even date herewith (the "Southern Ranches Prospect JOA"), by and among TXCO, as "Operator," and CMR and Doughtie Exploration Company, as "Non-operators," covering the Arrow River Properties.

       Arrow River and TXCO intend that the Net Profits Interest shall at all times be treated for federal income tax purposes (and for the purpose of any similarly calculated state income or franchise taxes, but for no other purposes) as a mortgage loan (and not a "royalty" or other "economic interest") within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and judicial authority relating thereto, and the parties agree to report the Net Profits Interest accordingly on all applicable tax returns. Principal and interest shall be computed in accordance with the requirements of Treasury regulation section 1.1275-4(c) (4).

Arrow River shall have the right, during normal business hours, to inspect and audit the books of TXCO, and all supporting data, documentation and information, relative to the Net Profits Interest.

       It is not the intent of Arrow River or TXCO that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Assignment shall be construed as not violating such rule to the extent the same can be so construed consistent with the will of the parties. In the event however that any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent that the maximum period is permitted to be determined by reference to "lives in being," Arrow River and TXCO agree that "lives in being" shall refer to the lifetime of the last to die of the living lineal descendants of the late Joseph P. Kennedy (father of the late President of the United States of America).

Schedule 1.1(c)

       Further Assurances. Arrow River and TXCO will execute and deliver to each other all other additional instruments, notices, assumptions, and other documents, and will do and take all such other acts and things, as TXCO reasonably may deem necessary, appropriate, or desirable (i) to more fully protect the rights of TXCO and its successors and assigns under this Assignment, (ii) to more fully transfer, assign, and deliver to TXCO and its successors and assigns, all of the rights, titles, and interests herein and hereby transferred, assigned, and delivered or intended so to be or (iii) for the purpose of giving effect to, evidencing or giving notice of the transactions evidenced by this Assignment.

       Savings Clause. If there are prohibitions against or conditions to the conveyance of one or more portions of the Arrow River Properties without the prior written consent of third parties that, if not satisfied, would result in a breach thereof by Arrow River or would give an outside party the right to terminate Arrow River's or TXCO's rights with respect to such Arrow River Properties (any such prohibition or condition being herein called a "Restriction"), then notwithstanding anything herein to the contrary, the transfer of title to, or interest in, such portion of the Arrow River Properties through this Assignment shall not become effective unless and until such Restrictions is satisfied or waived by the parties hereto, or becomes otherwise inoperable or unenforceable. To the extent complete legal and equitable title to such Arrow River Properties is prohibited from being conveyed from Arrow River to TXCO until such Restrictions are obtained, Arrow River shall continue to hold bare legal title to such Arrow River Properties as nominee for TXCO. As nominee, Arrow River shall not be authorized to take and shall not take any action with respect to such Arrow River Properties except to the extent expressly authorized and directed in writing by TXCO. Further, Arrow River shall exercise all voting rights with respect to such Arrow River Properties as directed by TXCO in writing. For purposes hereof, Arrow River and TXCO shall treat and deal with such Arrow River Properties as if full legal and equitable title to such Arrow River Properties had passed from Arrow River to TXCO at the Effective Time. When and if such Restriction is so satisfied, waived or removed, the assignment of such portion of the Arrow River Properties as may be subject thereto shall become effective automatically as of the date of this Assignment, without further action on the part of Arrow River or TXCO, respectively. Notwithstanding the foregoing, in the event any restrictions on the transfer of any of the Arrow River Properties which are not waived, released, satisfied or expired as of the date hereof are waived, released, satisfied or expired after the date hereof, Arrow River covenants to promptly execute and deliver an assignment of such Arrow River Properties in form and substance substantially similar to this Assignment as reasonably requested by TXCO.

Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the respective designees, successors, and permitted assigns of each of Arrow River and TXCO.

       Substitution and Subrogation. This Assignment is made with full substitution and subrogation of TXCO in and to all covenants and warranties by others not affiliated with Arrow River heretofore given or made in respect of the Arrow River Properties or any part thereof to or for the benefit of Arrow River.

       Counterparts. This Assignment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same Assignment.

Schedule 1.1(c)

       IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed effective, for all purposes, at 7:00 a.m. (in the locale where the Arrow River Properties are located) on February 1, 2005 (the "Effective Time").

ARROW RIVER:

ARROW RIVER ENERGY, L.P.
By:	ARROW RIVER MANAGEMENT, L.L.C., its general partner
By: Name: Title:

Address for Arrow River:

109 N. Post Oak Lane, Suite 600 Houston, Texas 77024

TXCO:
THE EXPLORATION COMPANY OF DELAWARE, INC.
By: Name: Title:

Address for TXCO:

500 N. Loop 1604, Suite 250
San Antonio, Texas 78232

Schedule 1.1(c)